Exhibit 99.3
Item 7A. Quantitative and Qualitative Disclosures About Market Risk.
Interest Rate Risk
Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio, debt, and installment accounts receivable. We have a prescribed methodology whereby we invest our excess cash in liquid investments that are composed of money market funds and debt instruments of government agencies and high-quality corporate issuers (S&P single “A” rating and higher). To mitigate risk, all of the securities have a maturity date within one year, and holdings of any one issuer do not exceed 10% of the portfolio.
As of March 31, 2009, our outstanding debt, net of unamortized discounts, was $1,908 million, most of which was in fixed rate obligations. Each 25 basis point increase or decrease in interest rates would have a corresponding effect on our variable rate debt of less than $1 million as of March 31, 2009. If market rates were to decline, we could be required to make payments on the fixed rate debt that would exceed those based on current market rates.
During fiscal 2009, we entered into interest rate swaps with a total notional value of $250 million to hedge a portion of our variable interest rate payments. These derivatives are designated as cash flow hedges under SFAS No. 133. The effective portion of these cash flow hedges are recorded as “Accumulated other comprehensive loss” in our Consolidated Balance Sheet and reclassified into “Interest expense, net,” in our Consolidated Statements of Operations in the same period during which the hedged transaction affects earnings. Any ineffective portion of the cash flow hedges would be recorded immediately to “Interest expense, net;” however, no ineffectiveness existed at March 31, 2009. Refer to Note 4, “Derivatives and Fair Value Measurements,” for additional information regarding our derivative activities.
We offer financing arrangements with installment payment terms in connection with our software license agreements. The aggregate amounts due from customers include an imputed interest element, which can vary with the interest rate environment. Each 25 basis point increase in interest rates would currently have an associated annual opportunity cost of $10 million.
Foreign Currency Exchange Risk
We conduct business on a worldwide basis through subsidiaries in 46 countries and, as such, a portion of our revenues, earnings, and net investments in foreign affiliates is exposed to changes in foreign exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing expected local currency revenues in relation to local currency costs and local currency assets in relation to local currency liabilities. In October 2005, the Board of Directors adopted our Risk Management Policy and Procedures, which authorizes us to manage, based on management’s assessment, our risks and exposures to foreign currency exchange rates through the use of derivative financial instruments (e.g., forward contracts, options, swaps) or other means. We only use derivative financial instruments in the context of hedging and do not use them for speculative purposes.
Derivatives are accounted for in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133). During fiscal 2009 and 2008, we did not designate our foreign exchange derivatives as hedges under SFAS No. 133. Accordingly, all foreign exchange derivatives are recognized on the balance sheet at fair value and unrealized or realized changes in fair value from these contracts are recorded as “Other (gains) expenses, net” in our Consolidated Statements of Operations. Refer to Note 4, “Derivatives and Fair Value Measurements,” for additional information regarding our derivative activities.